SUITE 1850
1066 WEST HASTINGS STREET
VANCOUVER, BC V6E 3X2

T: 604.683.3850	A Chan And Company llp
F: 604.688.8479	Chartered Accountants

AUDITORS’ CONSENT

 We consent to the incorporation of our report dated June 28, 2013 with respect to the consolidated balance sheets of Linux Gold Corp. as of February 28, 2013 and February 29, 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years ended February 28, 2013, February 29, 2012 and February 28, 2011 on Form 20-F dated June 28, 2013.

“A Chan & Company LLP”
Chartered Accountants
Vancouver, British Columbia
June 28, 2013